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Consulting Agreement - George P. Eshoo, Esq.

Agreement with Eshoo Corporation
Dated November 18, 1998

AGREEMENT

	This Agreement is made and entered into this 18th day of November, 1998 by and between the Law Offices of George P. Eshoo, a professional corporation
(Eshoo Corporation), and United National Film Corporation, a Colorado corporation (hereinafter UTNF), upon the following terms and conditions.

                           RECITALS

	For consulting services rendered and services to be rendered, Eshoo Corporation has acted as an independent consultant in various legal matters beneficial to UTNF, and have received no monetary remuneration for these services; and

	Whereas, Eshoo Corporation has agreed to continue to act as a consultant to serve UTNF for so long as UTNF desires on an as needed basis in the future and to perform all services incidental thereto provided they are compensated;
and

 Whereas, UTNF has agreed to compensate Eshoo Corporation for the services as a legal advisor for such past services and for prospective services as needed;

	NOW THEREFORE, the parties agree as follows:

                             AGREEMENT

      1. Following the registration of certain shares of common stock pursuant to an S-8 registration, UTNF shall issue to Eshoo Corporation Fifty thousand (50,000) shares of S-8 common stock in UTNF without legend for the services rendered by Eshoo Corporation both in the past and to be rendered in the future in acting as legal counsel to UTNF.

     	2. In exchange for the payment of such shares of stock, Eshoo Corporation shall continue to act as legal counsel to the corporation for so long as the Board of Directors of UTNF shall direct and/or until such time as Eshoo Corporation shall resign in such capacity.

      3. The parties agrees that this Agreement may be enforced by both legal and equitable remedies including specific performance. Should litigation become necessary to enforce the rights of either party to this Agreement, the prevailing party shall be entitled to recover all cost, including reasonable attorney's fees and costs.

	4. This Agreement sets forth all of the premises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.



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This Agreement may not be modified other than by another agreement in writing duly executed by the parties hereto.

	5. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. By entering into this Agreement, the parties agree to the jurisdiction of the Colorado courts with venue in Arapaho County.

	6. The provisions of this Agreement shall be binding upon each of the parties hereto and on their respective heirs, executors, administrators, personal representatives or other legal representative.


UNITED NATIONAL FILM CORPRATION


Deno Paoli, Chairman/CEO

ESHOO CORPORATION


George P. Eshoo